Exhibit 10.4

*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

AGREEMENT

FOR

SUPPLEMENTAL INSTALLED CAPACITY

SOUTHWEST CONNECTICUT

(LRP Resources)

Between

ISO New England Inc.

as agent for the Market Participants in the New England Control Area

And

Comverge, Inc.

i

ARTICLE 10 MISCELLANEOUS PROVISIONS		12
10.1	Assignment	12
10.2	Notices	12
10.3	Party Representatives	13
10.4	Effect of Invalidation, Modification, or Condition	13
10.5	Amendments	13
10.6	Governing Law	14
10.7	Entire Agreement	14
10.8	Independent Contractors	14
10.9	Counterparts	14
10.10	Confidentiality	14
10.11.	Beneficiaries	14
10.12	Waiver	14

ii

SUPPLEMENTAL INSTALLED CAPACITY AGREEMENT

This Supplemental Installed Capacity Agreement (“Agreement”) is entered into as of April 13, 2004, by and between ISO New England Inc. (the “ISO”), on behalf of the market participants in the New England Control Area (the “Market Participants”), and Comverge, Inc. (the “Supplier”) and, except the Supplier’s obligation pursuant to Section 2.1, shall become effective on the Effective Date.

RECITALS

A.	The ISO is seeking to improve system reliability within the Southwest Connecticut region (“SWCT”) at times of peak demand and has issued an RFP seeking proposals for (i) the installation of incremental capacity capable of 10-minute or 30-minute dispatch response (“quick-start capacity”) through the installation of capacity at new sites or incremental quick-start capacity installed at existing generating resources in SWCT, (ii) customer load reductions through firm load curtailments in SWCT capable of 10-minute or 30-minute dispatch response eligible to participate in the existing Load Response Program (“LRP”), (iii) emergency generation in SWCT capable of 10-minute or 30-minute dispatch response eligible to participate in the LRP, and (iv) peak-load reducing Conservation and Load Management projects in SWCT.

B.	The ISO is the independent entity responsible for the operation of the New England Control Area, consistent with proper standards of reliability, including administration of the Open Access Transmission Tariff and the region’s wholesale electricity marketplace.

C.	The Supplier is a Market Participant or is a Demand Response Provider (as defined in Manual M-LRP Load Response Program Manual (“M-LRP”) (collectively referred to as “Enrolling Participants”) and has submitted a proposal in response to the RFP that has been accepted by the ISO.

NOW THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by this Agreement as of the Effective Date, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions. Except for terms defined herein, capitalized terms shall be as defined in NEPOOL Market Rule 1.

1.1.1 “Agreement” shall have the meaning set forth in the Preamble.

1.1.2 “Committed Capacity Amount” shall mean the megawatt (“MW”) amount for the LRP Resource shown in Schedule IV hereto.

1.1.3 “Contract ICAP Price” shall mean the price expressed in $/MW to be paid for the Committed Capacity Amount for a month as set forth in Schedule IV.

1.1.4 “Customers” means the person or entities with which the Supplier contracts (directly or indirectly) for the provision of load reduction or emergency generation capacity pursuant to this Agreement.

1.1.5 “Effective Date” means the date on which this Agreement is allowed to become effective without modification by FERC pursuant to the FERC’s February 27, 2004 order in Docket No. ER04-335-000, as such order is clarified or modified by FERC.

1.1.6 “Extension Term” shall have the meaning set forth in Section 8.1.2.

1.1.7 “FERC” means the Federal Energy Regulatory Commission.

1.1.8 “Force Majeure Event” means any act of God, labor disturbance (including a strike, walkout, lockout or other similar labor dispute), act of the public enemy, war, insurrection, riot, storm or flood, fire or explosion (other than the LRP Resource or any Resource), curtailment of the transmission system (other than due to the LRP Resource, any Resource or Supplier’s equipment), any order, regulation or restriction imposed by a Governmental Authority, or any other cause beyond a Party’s control.

1.1.9 “Governmental Authority” means the government of any nation, state or other political subdivision thereof, including any entity lawfully exercising executive, military, legislative, judicial, regulatory, or administrative functions of or pertaining to a government.

1.1.10 “ICAP” means Installed Capacity.

1.1.11 “ICAP Credit Amount” shall be the ICAP amount actually demonstrated by the LRP Resource according to the ISO approved Measurement and Verification Plan and as defined in Manual M-LRP before any gross-up for the reserve margin, and the MW value of which shall be calculated in accordance with Manual M-LRP and the Metering and Verification Plan.

1.1.12 “Initial Term” shall have the meaning set forth in Section 8.1.1.

1.1.13 “Law” means any law, treaty, code, rule, regulation, or order or determination of an arbitrator, court or other Governmental Authority, or any license, permit, certificate authorization, qualification, or approval granted by a Governmental Authority to the extent binding on a Party or any of its property.

1.1.14 “LRP Resource” means the aggregate of the Resources (including Emergency Generators) that are able to reduce load as requested by the ISO within 30 minutes or less in accordance with the LRP as defined in Manual M-LRP and identified in Schedule IV hereto. The LRP Resource must enroll in a LRP providing ICAP credit in order to provide the services contemplated in this Agreement.

1.1.15 “Measurement and Verification Plan” shall mean the Measurement and Verification Plan attached hereto as Schedule VI as may be amended or modified from time to time.

1.1.16 “Party” means either the ISO or Supplier, as the context requires, and “Parties” means ISO and Supplier, as the context requires.

1.1.17 “Proposed Service Date” shall have the meaning set forth in Schedule IV.

1.1.18 “Resource” shall mean Supplier’s resources that make up the LRP Resource.

1.1.19 “Service Date” means the dates upon which the Resources actually become available for dispatch by the ISO in accordance with Market Rule 1 and the NEPOOL Manuals.

1.1.21 “SWCT” shall have the meaning set forth in the Recitals and shall further be defined to include the region comprised of the 54 cities and towns identified on Schedule III.

1.1.22 “Term” shall mean either the Initial Term or any Extension Term.

1.2 Interpretation. In this Agreement, unless otherwise indicated or otherwise required by the context, the following rules of interpretation shall apply:

1.2.1 Reference to and the definition of any document (including this Agreement, Market Rule 1 and the NEPOOL Manuals) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time and any document that is a successor thereto.

1.2.2 The article and section headings, and other captions in this Agreement are for the purpose of reference only and do not limit or affect its meaning.

1.2.3 Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

1.2.4 Accounting terms used herein shall have the meanings given to them under generally accepted accounting principles within the United States consistently applied.

1.2.5 The term “including” when used herein shall be by the way of example only and shall not be considered in any way a limitation.

ARTICLE 2

PROVISION OF DEMAND RESPONSE RESOURCE

2.1 Filing of Agreement with FERC. The Supplier acknowledges and agrees that upon execution of this Agreement, Supplier shall file this Agreement with FERC pursuant to the FERC’s February 27, 2004 order in Docket No. ER04-335-000.

2.2 Permits and Authorizations. Supplier must demonstrate that it has obtained all regulatory authorizations and environmental permits (together, “Permits”) necessary for it to perform its obligations under this Agreement prior to the Service Date. The Supplier will use all commercially reasonable efforts to maintain such Permits through the Term of the contract. Each Party shall act in good faith toward the other Party when dealing with any Governmental Authority and other third parties regarding matters arising under or in connection with this Agreement, including without limitation, any informational or other filings submitted to FERC.

2.3 Availability of LRP Resource. Supplier will use commercially reasonable efforts to make the LRP Resource available to respond to the ISO’s instructions in accordance with Market Rule 1 and the NEPOOL Manuals by the Proposed Service Date including obtaining all necessary regulatory authorizations and environmental permits.

2.4 Credit Requirement. On the Effective Date of this Agreement and continuing until thirty (30) days following Supplier’s last Service Date, Supplier shall provide the ISO with one or more letters of credit in a total amount equal to $***, calculated as one sixth (1/6) of the monthly Contract ICAP Price multiplied by the monthly Committed Capacity Amount and summed over from the first twelve months after the first Proposed Service Date (the “Credit Amount”), which letter(s) of credit will be substantially in the form specified in the Financial Assurance Policy for NEPOOL Members set forth in the NEPOOL Tariff issued by one or more domestic or foreign banks whose long term debt is rated at least A- or the equivalent by Standard and Poor’s or Moody’s Investor Services, Inc., modified as necessary to provide the ISO with authority to draw against such letter(s) of credit for the amount of any liquidated damages assessed under this Agreement. When the LRP Resource demonstrates the level of its ICAP Credit Amount for purposes of Section 2.5.2, and any liquidated damages for any failure of such LRP Resource to meet the Committed Capacity Amount have been assessed by the ISO and paid by the Supplier, the amount of the letter or letters of credit provided pursuant to this Section 2.4 shall be reduced by an amount equal to the quotient of ***.

2.5 Failure to Make LRP Resource Available. This Agreement imposes liquidated damages on the Supplier for failure to make the LRP Resource available as follows:

2.5.1 Failure to Meet the Proposed Service Date. If the first Service Date fails to occur within sixty (60) calendar days of the first Proposed Service Date, the ISO, in its sole discretion, may terminate this Agreement by providing five (5) business days notice to Supplier declaring the ISO’s intention to terminate this Agreement; provided, however, that the ISO shall not have the right to terminate this Agreement for an additional sixty (60) calendar days if such failure is due to a Force Majeure Event. Notwithstanding anything to the contrary contained in this Section or this Agreement (including, without limitation, a Force Majeure Event), the ISO, in its sole discretion, may terminate this Agreement if the Service Date fails to occur within one hundred twenty (120) calendar days of the applicable Proposed Service Date by providing five (5) business days notice to Supplier declaring the ISO’s intention to terminate this Agreement. In the event that the ISO terminates this Agreement pursuant to this Section, Supplier shall pay the ISO the Credit Amount, as liquidated damages.

2.5.2 Failure to Meet the August 2005 Committed Capacity Amount. If the Supplier fails to achieve the Committed Capacity Amount proposed on Schedule IV for August 2005 on or before October 1, 2005, the Supplier shall pay the ISO an amount equal to the Credit

Amount multiplied by the quotient of (A) (the Committed Capacity Amount proposed on Schedule IV for August 2005 minus the ICAP Credit Amount for August 2005) and (B) the Committed Capacity Amount proposed on Schedule IV for August 2005, as liquidated damages.

2.5.3 Failure to Meet the August 2006 Committed Capacity Amount. If the Supplier fails to achieve the Committed Capacity Amount proposed on Schedule IV for August 2006 on or before October 1, 2006, the Supplier shall pay the ISO an amount equal to the Credit Amount multiplied by the quotient of (A) (the Committed Capacity Amount proposed on Schedule IV for August 2006 minus the ICAP Credit Amount for August 2006) and (B) (the Committed Capacity Amount proposed on Schedule IV for August 2006 minus the greater of (i) the ICAP Credit Amount for August 2005 or (ii) the Committed Capacity Amount proposed on Schedule IV for August 2005), as liquidated damages.

2.5.4 Limitation on Liquidated Damages. Notwithstanding anything to the contrary set forth in this Section 2.5, Supplier shall not be liable for liquidated damages pursuant to Sections 2.5.2 and 2.5.3 if (i) the ICAP Credit amount is 80% or more of the Committed Capacity Amount and (ii) the number of customer installations verified by the ISO equals or exceeds the number of customer installations set forth on Schedule IV.

2.6 Interconnection Standards and Costs. Any costs incurred by the Supplier to obtain Permits, constrict or install load control or load reducing equipment, install required metering equipment, implement ISO approved metering and verification plans including, but not limited to independent audits, engineering analysis and sub-metering, and take all other steps necessary to provide ICAP by the Proposed Service Date shall be borne solely by the Supplier.

2.7 Measurement and Verification. Measurement and verification of the ICAP Credit Amount will be conducted in accordance with the Measurement and Verification Plan. Customer base-line consumption and load reductions will be verified through the applicable measurement and verification provisions in the Measurement and Verification Plan.

2.8 Third Parties. Supplier may enter into contracts with other entities for provision of all or a portion of the Committed Capacity Amount from the LRP Resource. Supplier acknowledges and agrees that it shall be fully responsible for the acts and omissions of such third-parties. Nothing in this Agreement shall create any contractual agreement between a third-party and the ISO. The ISO shall have no obligation to make any direct payments to third-parties.

ARTICLE 3

DELIVERY OF COMMITTED RESOURCE CAPABILITY

3.1 Delivery Requirements. This Agreement imposes requirements on Supplier with regard to the delivery of the LRP Resource as provided below.

3.1.1 During the Term, the Supplier will comply with the ISO’s instructions and will provide service from the LRP Resource in accordance with Market Rule 1 (including Appendix E) and the NEPOOL Manuals.

3.1.2 The Supplier may satisfy its obligations to deliver the LRP Resource under this Agreement through the use of one or more substitute Resources, subject to ISO approval in its sole discretion (which shall not be unreasonably withheld), if such substitute Resources are equivalent to those originally proposed in Schedule IV and are enrolled consistent with the criteria set forth in the RFP. Such substitute Resources may be designated after the execution of this Agreement by submitting a revised Schedule IV to the ISO and submitting an appropriate NX-11C form to the ISO for the substitute Resource.

3.1.3 The minimum activation time period guaranteed for the LRP Resource shall be two (2) hours, provided, however, that the ISO may terminate an event before the end of the two-hour period, in which case, the Supplier may terminate service before the end of the two-hour period. Services are required or must be demonstrated at a minimum, during on-peak hours defined as 7:00 am to 6:00 pm Monday through Friday on non-holidays from June 1 through September 30.

3.1.4 The LRP Resource must participate in those LRP programs for 30-minute notice that offer ICAP credit and will count towards meeting any ICAP requirements.

3.l.5 The LRP Resource (and each Resource) must be located within Connecticut Light & Power’s service territory within SWCT and must satisfy all of the eligibility criteria set forth in the RFP.

3.1.6 Notwithstanding Section 3.1.3, Supplier may make the LRP Resource available from May 16 through September 15 in any calendar year, provided, however, that in such event, payment and settlement shall continue to be made in accordance with Article 4 as if Service has been provided between June 1 and September 30.

3.2 Supplier Initiated Audit of LRP Resource. Supplier may request (in writing) a Supplier initiated demonstration of the LRP Resource (the “Audit”). The ISO will use commercially reasonable efforts to schedule the Audit within ten (10) business days following receipt of Supplier’s written request, or as soon as reasonably feasible thereafter, in light of the circumstances and the availability of ISO personnel and resources; provided, however, that in the event of a subsequent load response event direction from ISO prior to the completion of the Audit, the LRP Resource will demonstrate its capability by responding to such load response event direction in lieu of the Audit. The Audit shall be conducted within two (2) business days of the date the Audit is scheduled with the ISO. In the event, Supplier desires to reschedule an Audit, the Supplier will provide the ISO with as much advance notice as possible. Prior to the scheduling of an Audit, Supplier, at its discretion, may postpone the Audit. After the Audit is scheduled (but before conducted), Supplier may postpone the Audit only with the prior written consent of the ISO, at its sole discretion, which consent shall not be unreasonably denied (the intent being to schedule the Audit during a peak usage period). Supplier may only make one (1) Audit Request in any twelve-month period during the Term. Such Audit will be conducted in accordance with Section 3.1 and will occur during the on peak hours of 7:00 am to 6:00 p.m. Monday through Friday on non-holidays for a duration of two (2) hours. To cover ISO’s administrative costs in conducting the Audit, the Supplier shall be charged a fee for the Audit in an amount equal to $1,000 multiplied by the applicable monthly Committed Capacity Amount.

ARTICLE 4

PAYMENT AND SETTLEMENT

4.1 ISO Billing Process. From and after the first day of the month following the Service Date, the ISO, as agent for the Market Participants, shall apportion, bill and collect from the Market Participants payments and charges for delivery or non-delivery of services from the LRP Resource in the LRP Market in accordance with this Agreement, Market Rule 1 and the NEPOOL Manuals. All payments will be made through the ISO billing process directly to the Enrolling Participant. ISO shall have the right to set-off any amounts owed by Supplier under this Agreement against any payments otherwise payable to Supplier under this Agreement.

4.2 Supplemental Capacity Payment. The monthly Supplemental Capacity Payment for the LRP Resource will commence on the first day of the month following the Service Date and will be equal to the Contract ICAP Price (for the preceding month) multiplied by the ICAP Credit Amount (for the preceding month). The Supplemental Capacity Payment for each month will be reduced (but not to less than zero) by an amount equal to the ICAP Credit Amount multiplied by monthly UCAP Supply Auction clearing price, provided, that the Supplemental Capacity Payment for the first full calendar month following the Service Date shall not be reduced if the LRP Resource was not eligible to participate in the Supply Auction; provided, however, that if a locational ICAP or other new capacity market is implemented, the price component of the calculation shall be equal to the most recent clearing price at which load shifting is settled for the locational ICAP or other new capacity market for the area applicable to the LRP Resource’s location determined in a manner consistent with such locational ICAP or other new capacity market. The Supplemental Capacity Payment will not be reduced for any other non-ICAP payments that the LRP Resource may earn. If any ICAP Credit Amount actually demonstrated is less than the ICAP Credit Amount paid, the Supplemental Capacity Amount paid in all months prior to such demonstration will be trued-up and rebilled according to the demonstrated ICAP Credit Amount. The ICAP Credit Amount may change from month to month based on load response events or audits as described in the M-LRP. The ISO in its sole discretion may initiate whatever audits, tests or other measures are necessary to determine the actual performance of the LRP Resource and its ability to continue to perform and has the authority to adjust the ICAP Credit Amount to recognize the results of its investigation. Notwithstanding anything to the contrary contained in this Agreement, the Supplemental Capacity Payment for any month shall not exceed one hundred twenty percent (120%) of the product of the Contract ICAP Price and the Committed Capacity Amount. Notwithstanding Sections 4.1 and 4.2 herein, prior to the first Service Date of the LRP Resource, the ISO shall pay that portion of the Supplemental Capacity Payment attributable to the number of customer installations verified by the ISO, in accordance with the Measurement and Verification Plan.

ARTICLE 5

COVENANTS

5.1 Operation and Maintenance. Supplier shall operate and maintain, or cause the operation and maintenance of the LRP Resource to be in accordance with Market Rule 1 and the NEPOOL Manuals.

5.2 Insurance. Supplier shall arrange for and maintain an appropriate minimum level of liability and property insurance coverage as follows: comprehensive general liability (including blanket contractual liability) and property damage insurance sufficient to protect the ISO and the Supplier from claims for damages for personal injury (including bodily injury), sickness or disease, accidental death and damage to property, including loss of use resulting from any property damage, which may arise from or in connection with Supplier’s obligations under this Agreement. The limits of such insurance shall be in an amount not less than $1,000,000 each person and $5,000,000 each occurrence, personal injury and property damage combined. The Supplier shall also maintain workers’ compensation or other similar insurance offering statutory coverage and containing statutory limits. Such policies must (i) be occurrence rather than claims-made policies (ii) name the ISO as an additional insured for covered incidents related to activities under this Agreement (other than workers’ compensation or similar insurance) and (iii) contain a provision stating that such policy or policies may not be cancelled or materially altered except after thirty (30) days’ written notice to the ISO. Upon the Effective Date of this Agreement, the Supplier shall furnish to the ISO a certificate or certificates of such insurance, reflecting the ISO as an additional insured.

ARTICLE 6

FORCE MAJEURE EVENTS

6.1 Notice of Force Majeure Event. Neither Party will be liable or deemed to be in breach of this Agreement for failure of performance under this Agreement due to a Force Majeure Event. If any Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, the Party unable to perform shall promptly notify the other Party.

6.2 Effect of Force Majeure Event. In the event that a Force Majeure Event prevents the LRP Resource from being available to the ISO for a period in excess of sixty (60) consecutive days (the “Unavailability Period”), the ISO, in its sole discretion, may terminate this Agreement by providing five (5) days notice to Supplier declaring the ISO’s intention to terminate this Agreement; provided, however, that for purposes of its right to terminate this Agreement, the ISO may extend the Unavailability Period in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the ISO be obligated to make any payments under this Agreement for the LRP Resource during any period that the LRP Resource is unavailable due to a Force Majeure Event.

6.3 Remedial Efforts. The Party unable to perform by reason of a Force Majeure Event shall use reasonable efforts to remedy its inability to perform and to mitigate the consequences of the Force Majeure Event as soon as reasonably practicable; provided that (i) no Party shall be required to settle any strike, walkout, lockout, or other labor dispute on terms which, in the Party’s sole discretion, are contrary to its interests and (ii) the Party unable to perform shall, as soon as practicable, advise the other Party of the reason for its inability to perform, the nature of any corrective action needed to resolve performance, and its efforts to remedy its inability to perform and to mitigate the consequences of its inability to perform and shall advise the other Party of when it estimates it will be able to resume performance of its obligations under this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties.

7.1.1 As of the Effective Date, ISO represents and warrants to Supplier as follows:

(a) ISO is a validly existing corporation with full authority to enter into this Agreement.

(b) ISO has taken all necessary measures to have the execution and delivery of this Agreement authorized, and upon the execution and delivery of this Agreement, this Agreement shall be a legally binding obligation of ISO.

(c) ISO has or will have all regulatory authorizations necessary for it to perform its obligations under this Agreement.

(d) The execution, delivery, and performance of this Agreement are within the ISO’s powers and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party, or any Law applicable to it.

7.1.2 As of the Effective Date, Supplier represents and warrants to ISO as follows:

(a) Supplier is a validly existing entity with full authority to enter into this Agreement.

(b) Supplier, or its affiliate, has or will have the legal authority and physical capability (either on its own behalf or as Agent for the Supplier of the LRP Resource) to meet all of its obligations under this Agreement.

(c) Supplier has taken all necessary measures to have the execution and delivery of this Agreement authorized, and upon the execution and delivery of this Agreement, this Agreement shall be a legally binding obligation of Supplier.

(d) The execution, delivery, and performance of this Agreement are within the Supplier’s powers and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party, or any Law applicable to it.

(e) All of the statements made in the Supplier’s RFP proposal are accurate in all material respects.

(f) The Supplier’s LRP Resource (and each Resource) is located in SWCT and satisfies all of the eligibility criteria set forth in the RFP.

ARTICLE 8

TERM AND TERMINATION

8.1 Term.

8.1.1 Initial Term. This Agreement shall be effective as of the Effective Date and shall continue in effect through September 30, 2007 (the “Initial Term”), provided, however, that the applicable provisions of this Agreement shall continue in effect after any termination to the extent necessary to provide for final billing and payment, and the provisions of Article 9 shall survive termination.

8.1.2 Option to Extend. The ISO may extend this Agreement for an additional one-year term (an “Extension Term”) by notice given no later than ninety (90) days prior to expiration of the Initial Term.

8.2 Termination.

8.2.1 Termination for Default. If (a) any Party shall fail to perform any material obligation imposed on it by this Agreement and that obligation has not been waived or suspended, or payment has not been adjusted for such failure pursuant to this Agreement or (b) any representation or warranty made by either Party under this Agreement shall prove to have been incorrect in any material respect, the other Party, at its option, may terminate this Agreement by giving the Party in default written notice setting out specifically the circumstances constituting the default and declaring its intention to terminate this Agreement. If the Party receiving the notice does not, within ten (10) days after receiving the notice, remedy the default, the Party not in default shall be entitled by a further written notice to terminate this Agreement. The Party not in default shall have a duty to mitigate damages. Termination of this Agreement by a Party pursuant to this Section 8.2.1 shall be without prejudice to the right of the other Party to collect any amounts due to it prior to the time of termination. No default shall exist where a failure to perform any material obligation is the result of a Force Majeure Event or act or omission of the other Party.

8.2.2 Additional ISO Rights of Termination. This Agreement may also be terminated by the ISO in accordance with Sections 2.5, 6.2, and 10.4.

8.3 Effect of Termination or Expiration. Termination or expiration of this Agreement shall not affect the accrued rights and obligations of either Party, including either Party’s obligations to make all payments to the other Party pursuant to this Agreement.

ARTICLE 9

REMEDIES

9.1 Damages and Other Relief.

9.1.1 Liability of ISO. Subject to receipt of payments from the Market Participants of amounts due under this Agreement, other than for failure to make a payments as provided in Article 4, the ISO shall not be liable to Supplier for actions or omissions by the ISO in performing its obligations under this Agreement, provided it has not willfully breached this Agreement or engaged in willful misconduct. To the extent Supplier has claims against the ISO, Supplier may only look to the assets of the ISO for the enforcement of such claims and may not seek to enforce any claims against the directors, members, officers, or employees of the ISO who, Supplier acknowledge and agree, have no personal liability for obligations of the ISO by reason of their status as directors, members, officers, or employees of the ISO.

9.1.2 Liability of Supplier. Except as provided in Sections 2.5 and 8.2, Supplier shall not be liable to the ISO for actions or omissions by Supplier in performing its obligations under this Agreement, provided that Supplier has not willfully breached this Agreement or engaged in willful misconduct. To the extend the ISO has claims against Supplier, the ISO may only look to the assets of Supplier for the enforcement of such claims and may not seek to enforce any claims against the directors, members, officers, or employees of Supplier who, the ISO acknowledges and agrees, have no personal liability for obligations of Supplier by reason of their status as directors, members, officers, or employees of Supplier.

9.1.3 Limitation of Liability. Except as provided in Section 2.5 and 8.2, in no event shall Supplier be liable to the ISO or the ISO be liable to Supplier for any incidental, consequential, multiple or punitive damages, loss of revenues or profits, attorneys fees or costs arising out of, or connected in any way with the performance or non-performance of this Agreement.

9.1.4 Indemnification. Supplier shall indemnify, defend and save harmless the ISO and its directors, officers, members, employees and agents from any and all damages, losses, claims and liabilities by or to third parties arising out of or resulting from the performance by the ISO under this Agreement or the actions or omissions of Supplier or any Customer in connection with this Agreement, the LRP Resource or any Resource, except in cases of gross negligence or willful misconduct by the ISO or its directors, officers, members, employees or agents.

9.1.5 Liquidated Damages. The Parties agree that it will be impractical and extremely difficult to determine the actual damages, which ISO will sustain in the event Supplier fails to make the LRP Resource available pursuant to Section 2.5. Accordingly, the Parties acknowledge and agree that the ISO shall be entitled, in addition to any other available remedies, to liquidated damages set forth in Section 2.5 as a reasonable pre-estimate of the probable losses and damages to be sustained by the ISO in such circumstances. Such liquidated damages, although inadequate to compensate the ISO, are intended to constitute compensatory damages.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Assignment.

10.1.1 Except as otherwise provided in this Agreement, neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any such assignment or delegation made without such written consent shall be null and void. Upon any assignment made in compliance with this Section 10.1, this Agreement shall inure to and be binding upon the successors and assigns for the assigning Parties.

10.1.2 Notwithstanding Section 10.1.1, each Party may, without the need for consent from the other Party (and without relieving itself from liability hereunder), transfer or assign this Agreement: (i) to an Affiliate, or (ii) after the Service Date, where such transfer is incidental to a merger or consolidation with, or transfer of all, or substantially all, of the assets of the transferor to another person, business entity, or political subdivision or public corporation created under the Laws governing the creation and existence of the transferor which shall as a part of such succession assume all of the obligations of the assignor or transferor under this Agreement. Any Party may collaterally assign its rights in this Agreement to its lenders without the need for consent from the other Party.

10.2 Notices. Except as otherwise expressly provided in this Agreement or required by Law, all notices, consents, requests, demands, approvals, authorizations and other communications provided for in this Agreement shall be in writing and shall be sent by personal delivery, certified mail, return receipt requested, facsimile transmission, or by recognized overnight courier service, to the intended Party at such Party’s address set forth below. All such notices shall be deemed to have been duly given and to have become effective: (a) upon receipt if delivered in person or by facsimile; (b) two days after having been delivered to an air courier for overnight delivery; or (c) seven days after having been deposited in the United States mail as certified or registered mail, return receipt requested, all fees pre-paid, addressed to the applicable addresses set forth below. Each Party’s address for notices shall be as follows (subject to change by notice in accordance with the provisions of this Section 10.2):

SUPPLIER:	ISO:

Frank A. Magnotti Comverge, Inc. 120 Eagle Rock Avenue Suite 190 East Hanover, NJ 07936 Telephone: (973) 884-5970 X204 Fax: (973) 884 3503	Kevin A. Kirby VP, Market Operations ISO New England One Sullivan Road Holyoke, MA 01040 Telephone: (413) 540-4490 Fax: (413) 535-4156

Kathleen A. Carrigan Sr. VP, General Counsel and Corporate Secretary ISO New England One Sullivan Road Holyoke, MA 01040 Telephone: (413) 540-4260 Fax: (413) 535-4379

Each Party shall provide notice of any change in the above notice provisions to the other Party.

10.3 Party Representatives. All Parties to this Agreement shall ensure that throughout the terns of this Agreement, duly appointed representatives are available for communications between the Parties. The representatives shall have full authority to deal with all day-to-day matters arising under this Agreement. Acts and omissions of representatives shall be deemed to be acts and omissions of the Party. Supplier and ISO shall be entitled to assume that the representatives of the other Party are at all times acting within the limits of the authority given by the representative’s Party. Representatives for each Party shall be identified in Schedule II. The Parties may at any time replace their representatives by giving notice to the other Party.

10.4 Effect of Invalidation, Modification, or Condition. Each covenant, condition, restriction, and other term of this Agreement is intended to be, and shall be construed as, independent and severable from each other covenant, condition, restriction, and other term. If any covenant, condition, restriction, or other term of this Agreement is held to be invalid or otherwise modified or conditioned by any Governmental Authority, the invalidity, modification, or condition of such covenant, condition, restriction, or other term shall not affect the validity of the remaining covenants, conditions, restrictions, or other terms hereof. If an invalidity, modification, or condition has a material impact on the rights and obligations of the Parties, the Parties shall make a good faith effort to renegotiate and restore the benefits and burdens of this Agreement as they existed prior to the determination of the invalidity, modification, or condition. If the Parties fail to reach agreement, then the Party whose rights and obligations have been adversely affected may, in its sole discretion, terminate this Agreement.

10.5 Amendments. Any amendments or modifications of this Agreement shall be made only in writing and duly executed by all Parties to this Agreement. Such amendments or modifications shall become effective only after the Parties have received any authorizations required under applicable Laws.

10.6 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of Delaware without regard to conflicts of laws principles.

10.7 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Appendices hereto, which are incorporated by reference herein and made a part hereof. This Agreement contains the entire agreement between the Parties and supersedes all prior negotiations, undertakings, agreements and business term sheets related to the subject matter hereof.

10.8 Independent Contractors. Supplier and ISO acknowledge that as between Supplier and the ISO there is an independent contractor relationship, and that nothing in this Agreement shall create any joint venture, partnership, or principal/agent relationship between the Parties. Except as otherwise provided herein, neither Supplier nor ISO shall have any right, power, or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

10.9 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

10.10 Confidentiality. Confidential information acquired by either Party pursuant to this agreement shall be governed by the NEPOOL Information Policy.

10.11 Beneficiaries. Nothing in this Agreement, whether express or implied, confers any rights or remedies under, or by reason of, this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third party, nor give any third person any rights of subrogation or action against any Party.

10.12 Waiver. The failure to exercise any remedy or to enforce any right provided in this Agreement or applicable Law shall not constitute a waiver of such remedy or right or of any other remedy or right. A Party shall be considered to have waived any remedies or rights only if the waiver is in writing.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

COMVERGE, INC.

By:	/s/ Thomas W. Wren
Name:	Thomas W. Wren
Title:	Executive Vice President

ISO NEW ENGLAND INC.

By:	/s/ Kevin A. Kirby
Name:	Kevin A. Kirby
Title:	VP Market Operations